SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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FIRST GUARANTY BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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FIRST GUARANTY BANCSHARES, INC

400 East Thomas Street
Hammond, Louisiana  70401

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 15, 2008

To the Shareholders of First Guaranty Bancshares, Inc:

You are cordially invited to attend the 2008 Annual Stockholders Meeting (the “Meeting”) of First Guaranty Bancshares, Inc (the “Company”) which will be held in the Auditorium, second floor, First Guaranty Square, 400 East Thomas Street, Hammond, Louisiana, on Thursday, May 15, 2008, at 2:00 p.m., local time, for the purpose of considering and voting upon the following matters:

1.	To elect the Board of Directors to serve until the next Annual Meeting of stockholders and until their successors are duly elected and qualified.

2.	To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed April 4, 2008, as the record date for determining stockholders entitled to receive notice of and to vote at the Meeting or any adjournment or postponement thereof. Only stockholders of record at the close of business on April 4, 2008, are entitled to notice and to vote at the Meeting.

Your vote is important regardless of the number of shares you own. All stockholders are invited to attend the Meeting in person, but if you do not plan to attend this Meeting, please mark, date, and sign the enclosed proxy and return it promptly in the enclosed stamped envelope. This proxy is solicited on behalf of the Board of Directors and may be revoked by written notice to the Secretary of the Company at any time prior to exercise thereof.

We hope that you will be able to attend the Meeting, and if you do, you may vote your shares in person if you wish.

BY ORDER OF THE BOARD OF DIRECTORS

/s/Michele E. LoBianco
Michele E. LoBianco
Secretary

Hammond, Louisiana
April 25, 2008

FIRST GUARANTY BANCSHARES, INC.
400 East Thomas Street
Hammond, Louisiana  70401

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Thursday, May 15, 2008

The following information is furnished in connection with the Annual Meeting of Stockholders (the “Meeting”) of First Guaranty Bancshares, Inc. (the “Company”) to be held on Thursday, May 15, 2008, at 2:00 p.m., local time, in the Auditorium, First Guaranty Square, 400 East Thomas Street, Hammond, Louisiana, and any adjournment or postponement thereof. This proxy statement and proxy is first being given or mailed to stockholders on or about April 25, 2008.

SOLICITATION OF PROXIES

The enclosed proxy is being solicited by the Board of Directors of the Company. The cost of soliciting the proxies will be borne by the Company. The directors, officers and employees of the Company may solicit proxies by telephone or personal interview. In addition, it is anticipated that banks, brokerage houses, and other institutions, nominees, and fiduciaries will be requested to forward the proxy materials to their principals and to obtain authorizations for the execution of proxies. The Company shall, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding proxy materials to their principals.

VOTING OF PROXIES

The Board of Directors of the Company has fixed the close of business on April 4, 2008 as the record date for determining the stockholders entitled to vote at the Meeting. Accordingly, only holders of record as of that date are entitled to vote.  At that date, the Company had issued and outstanding 5,559,644 shares of $1 par value common stock, which comprise all of the Company's outstanding voting securities. Each share of common stock is entitled to one vote.

All proxies in the form enclosed that are properly executed and returned to the Company will be voted at the Meeting, and any adjournment thereof, as specified by the stockholders in the proxies. A proxy may be revoked at any time before it is exercised by giving written notice of revocation or if a proxy dated a later date is filed with the Secretary of the Company at or before the Meeting. If a stockholder (other than a broker holding shares in street name) executes and returns the enclosed proxy but does not indicate the manner in which he desires one or more of his shares to be voted, the shares will be voted FOR the election of the nominees named under “Election of Directors.”

The Board of Directors of the Company is not aware of any business to be acted upon at the Meeting other than the matters described in this proxy statement. If, however, other proper matters are brought before the Meeting, or any adjournment or postponement thereof, the persons appointed as proxy holders will have discretion to vote or abstain from voting thereon according to their best judgment.

Should any nominee for director be unable or unwilling to serve, the proxy holders will have discretionary authority to vote for a substitute. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve.

The presence, in person or by proxy, of the holders of a majority of our totaling voting power will constitute a quorum for the transaction of business at the Meeting. Directors are elected by a plurality of votes cast. On any other matter that may properly come before the Meeting, the affirmative vote of the holders of a majority of the shares voted at the Meeting, in person or by proxy, will be required for the approval of any proposal submitted and considered at the Meeting.  Brokers holding shares for clients in street name are permitted, without receiving instructions from the client, to vote clients' shares on routine, non-controversial matters, but are not permitted to vote on non-routine matters. A vote that is not cast for this reason is a "broker non-vote". Express abstentions and broker non-votes made at the Meeting, in person or by proxy, will be counted toward a quorum but will have no effect with respect to the vote on the matter to be considered at the Meeting.

ELECTION OF DIRECTORS

The Board of Directors of the Company has fixed the number of directors of the Company at three. The persons named on the Proxy will vote only for the three named nominees, except to the extent that authority to so vote is withheld as to one or more nominees. The persons elected as directors are to serve until the next Annual Stockholders Meeting or until their successors are duly elected and qualified.
The following persons are the current members of the Board of Directors of the Company and have been nominated by the Board of Directors for election as directors of the Company. Each nominee's name, age, present positions with the Company, if any, principal occupation for the past five years, directorships in other public companies, and the year each first became a director of the Company are set forth below.

The Board of Directors recommends a vote “FOR” all of the nominees listed below for election as directors.

Name	Age	Director Since[1]	Principal Occupation During the Past Five Years

William K. Hood	57	1977	President of Hood Automotive Group since 1977 and a director of Entergy Louisiana, Inc. since 1987.
Alton B. Lewis, Jr.	59	2001	Partner of the law firm of Cashe, Lewis, Coudrain & Sandage and its predecessor firm since January 1989.
Marshall T. Reynolds	71	1993
Chairman of the Company’s Board of Directors since inception in July 2007. Chairman of First Guaranty Bank’s board of directors since May 1996. Chairman of the board and chief executive officer since 1992 of Champion Industries, Inc., a holding company for commercial printing and office products companies. President of Champion Industries, Inc. from December 1992 to September 2000. President and general manager of The Harrah and Reynolds Corporation, predecessor of Champion Industries, Inc., from 1964 (and sole shareholder from 1972) to present. Chairman of the board of River City Associates, Inc (owner of Pullman Plaza Hotel) since 1989. Chairman of the board of directors, Broughton Foods Company from November 1996 to June 1999. Chairman of the board of Premier Financial Bancorp, Inc. of Huntington, West Virginia since 1996.  Chairman of the board of Portec Rail Products, Inc. in Pittsburgh, Pennsylvania since December 1997, director of Summit State Bank in Santa Rosa, California since December 1998, director of Abigail Adams National Bancorp, Inc., in Washington D.C. since 1995 and director of First State Financial Corporation in Sarasota, Florida since 1999. From 1983 to 1993, chairman of the board of Bank One West Virginia Corporation (formerly Key Centurion Bancshares, Inc.). Chairman of the board of directors of Energy Services Acquisition Corp. in Huntington, WV since 2006.

1 Includes service as a director of First Guaranty Bank, a wholly owned subsidiary of First Guaranty Bancshares, Inc.

The following persons are the current executive officers of the Company. Each executive officer's name, age, present positions with the Company, principal occupation for the past five years, directorships in other public companies, and the year each first became a director of the Company are set forth below.

Name	Age	Executive Officer Since[1]	Principal Occupation During the Past Five Years

Michael R. Sharp	60	2005
President and Chief Executive Officer of the Company since July 27, 2007. President and Chief Executive Officer of First Guaranty Bank since January 2005 and First Guaranty Bank’s senior vice president and senior commercial lender from December 1999 to January 2005.

Loy F. Weaver	65	2001
Executive Vice President of the Company from July 27, 2007 to January 28, 2008. North Louisiana Area President of First Guaranty Bank from January 2001 to January 2008. President of Woodlands Bancorp, Inc. and First Woodlands Bank from February 1999 to January 2001.

Michele E. LoBianco	40	2002
Chief Financial Officer, Treasurer and Secretary of the Company since July 27, 2007. Chief Financial Officer of First Guaranty Bank since March 2002. Vice President, Operations from October 2001 to March 2002.

1 Includes service as an executive officer of First Guaranty Bank, a wholly owned subsidiary of First Guaranty Bancshares, Inc.

OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

Principal Stockholders

The following table sets forth certain information regarding the only persons who are known by the Company to own beneficially more than 5% of any class of the outstanding stock of the Company. Each beneficial owner exercises sole voting and investment power over the shares listed below except as disclosed in the accompanying footnotes. Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934 (the “Exchange Act”), each principal stockholder disclaims beneficial ownership of all shares owned by his spouse, a trust or business entity with which he is affiliated, or of which he acts as custodian.

	Amount of Common Stock
Name of Beneficial	Beneficially Owned
Owner	Shares		Percent

Daniel P. Harrington	346,883	[1]	6.239%
30195 Chagrin Blvd, Ste 310-N
Pepper Pike, OH 44124

Douglas V. Reynolds[2]	325,157		5.849%
P. O. Box 4040
Huntington, WV 25729

Marshall T. Reynolds[3]	1,638,757		29.476%
P. O. Box 4040
Huntington, WV 25729

[1] Includes 337,732 shares owned by TVI Corp. of which Mr. Daniel P. Harrington is President and Director. The Board of Directors of TVI has voting and investment power over such shares. Also includes 5,552 shares owned by Brothers Capital Corp. over which Mr. Harrington has sole voting and investment power and 3,333 shares of which
Mr. Harrington is a joint owner who has shared voting and investment power over such shares.

2 Mr. Douglas V. Reynolds is the son of Marshall T. Reynolds.

3 Mr. Marshall T. Reynolds is Chairman of the Board.  Includes 31,925 shares owned by R-P Investments, Inc. and 4,000 shares owned by Purple Cap, LLC, over all of which Mr. Reynolds has shared voting and investment power. Also includes 4,133 shares owned by Champion Leasing Corp., 5,333 shares owned by the Harrah & Reynolds Corporation and 9,677 shares owned by M. T. Reynolds Irrevocable Trust, over all of which Mr. Reynolds has sole voting and investment power. Also includes 8,666 shares owned by Mr. Reynolds’s wife who exercises sole voting and investments powers over such shares. Also, includes 112,000 shares owned by one of Mr. Reynolds’s sons (Jack Reynolds) who exercises sole voting and investment power over such shares.

Security Ownership of Directors, Nominees, and Executive Officers

The following table sets forth certain information concerning the beneficial ownership of each class of the Company's outstanding capital stock by each director, nominee for director and executive officer of the Company and by all directors and executive officers of the Company as a group as of March 31, 2008. Each director, nominee for director and executive officer exercises sole voting and investment power over the shares listed below except as disclosed in the accompanying footnotes. Pursuant to Rule 13d-4 under the Exchange Act, each person listed below disclaims beneficial ownership of all shares owned by his or her spouse, a trust or a business entity with which he or she is affiliated, or of which he or she acts as custodian.

Name	Title	Amount of Common Stock Beneficially Owned
		Shares	Percent
Marshall T. Reynolds [1]	Chairman of the Board of Directors	1,638,757	29.476%
William K. Hood [2]	Director	136,021	2.447%
Alton B. Lewis, Jr. [3]	Director	17,906	0.322%
Michael R. Sharp [4]	President and Chief Executive Officer	25,161	0.453%
Loy F. Weaver [5,6]	Executive Vice President	72,643	1.307%
Michele E. LoBianco [7]	Chief Financial Officer, Treasurer and Secretary	2,597	0.047%
All directors, nominee for director, and executive officers as a group (6 as a group)		1,893,085	34.050%

[1] Includes 31,925 shares owned by R-P Investments, Inc. and 4,000 shares owned by Purple Cap, LLC, over all of which Mr. Reynolds has shared voting and investment power. Also includes 4,133 shares owned by Champion Leasing Corp., 5,333 shares owned by the Harrah & Reynolds Corporation and 9,667 shares owned by M. T. Reynolds Irrevocable Trust, over all of which Mr. Reynolds has sole voting and investment power. Also includes 8,666 shares owned by Mr. Reynolds’s wife who exercises sole voting and investment powers over such shares. Also includes 112,000 shares owned by one of Mr. Reynolds’s sons (Jack Reynolds) who exercises sole voting and investment powers over such shares.

[2] Includes 484 shares of which Mr. Hood is a joint owner who has shared voting and investment power over such shares, 35,791 shares owned by Hood Investments, LLC and 13,834 shares owned by WKH Management, Inc. as to which Mr. Hood exercises sole voting and investment power.

[3] Includes 200 shares of which Mr. Lewis is a joint owner who has shared voting and investment power over such shares.
[4] Includes 53 shares owned by Lakestar Land Company, owned by Mr. Sharp, as to which Mr. Sharp exercises sole voting and investment power.

[5] Includes 3,733 shares owned by Mr. Weaver’s wife who exercises sole voting and investment power over such shares and 6,000 shares owned by DOSL as to which Mr. Weaver exercises sole voting and investment power over such shares.

6 Mr. Weaver retired from the Company on January 28, 2008.
[7] Includes 488 shares of which Mrs. LoBianco is a joint owner who has shared voting and investment power over such shares.

Change in Control Arrangements

 There are no arrangements known to the Company (including any pledge of securities of the Company by any person who owns beneficially more than 5% of any class of the outstanding stock of the Company), the operation of which may at a subsequent date result in a change of control of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

The Company is not aware of any instance during 2007 in which directors or officers of the Company failed to make timely filings required by Section 16(a) of the Exchange Act. The Company has relied on written representations of its directors and executive officers and copies of the reports that have been filed in making required disclosures concerning beneficial ownership reporting.

BOARD COMMITTEES AND MEETINGS

During 2007, there were nine meetings of the Company’s Board of Directors. The Audit Committee, Nominating and Corporate Governance and Compensation Committee did not meet. There were 14 meetings of the Bank’s Board of Directors, six meetings of the Audit and Examination Committee and 12 meetings of the Executive Committee. All of the Company’s directors attended at least 75% of the aggregate number of meetings of the Board of Directors. The Bank’s directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees thereof on which they sit held during their term as directors of the Bank, except for Daniel F. Packer. The Company strongly encourages all members of the Board of Directors to attend the Annual Meeting of Shareholders each year. At the Bank’s 2007 Annual Meeting, 18 of 19 Bank Board members were present.

The Company’s Board of Directors has three standing committees: an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee. These committees were established in 2008 and did not meet during 2007. Instead, First Guaranty Bank’s (the “Bank”) Audit Committee and Executive Committee fulfilled these roles. These committees will be in full operation in 2008.

The members of the Company’s Audit Committee are William K. Hood, Chairman, Alton B. Lewis and Marshall T. Reynolds. The Audit Committee does not currently have an “audit committee financial expert” within the meaning of Item 401(h)(2) of SEC Regulation S-K. Although none of the members of the committee qualifies for that designation under the rule, it is the judgment of the Board that the members of the committee are qualified directors to serve on the Audit Committee. Members of the Audit Committee are independent directors within the meaning of Rule 4200 of The NASDAQ Stock Market, LLC except Marshall T. Reynolds. The Company’s Audit Committee Charter is published on www.fgb.net. On July 27, 2007, First Guaranty Bancshares, Inc. was formed and acquired 100% of the outstanding shares of First Guaranty Bank. On January 25, 2008 the Company’s Audit Committee was formed in a corporate reorganization. For 2007, the Bank’s Audit and Examination Committee fulfilled the role and responsibilities of the Company’s Audit Committee.

The members of the Bank’s Audit and Examination Committee are William K. Hood, Chairman, Anthony J. Berner, Jr., Collins Bonicard, Edwin L. Hoover, Jr., Dennis E. James and Nicholas A. Saladino. The functions of the Bank’s Audit and Examination Committee include serving as a channel of communication between the auditor and regulatory examiners and the Board of Directors, reviewing examinations of the Company, reviewing the results of each external audit of the Company, reviewing the Company's annual financial statements, considering the adequacy of the Company’s internal financial controls, and attending to other matters relating to the appropriate auditing and accounting principles and practices to be used in the operation of the Company in the preparation of its financial statements. This Committee also supervises the activities of the Internal Auditor and approves the annual program of work. Mr. Dennis James is considered an “audit committee financial expert” within the meaning of Item 407(d)(5) of SEC Regulation S-K. Mr. James has over 25 years experience as a CPA and is partner of Durnin and James, CPAs P.C. All members of the Bank’s Audit and Examination Committee are independent directors within the meaning of Rule 4200 of The NASDAQ Stock Market, LLC and SEC rules.

The members of the Company’s Nominating and Corporate Governance Committee are Marshall T. Reynolds, Chairman, William K. Hood and Alton B. Lewis. This committee was formed January 25, 2008 and will begin meeting during 2008. Members are independent directors within the meaning of Rule 4200 of The NASDAQ Stock Market except Marshall T. Reynolds. The purpose of the Nominating and Corporate Governance Committee of the Company shall be to identify qualified individuals to become Board members; determining the size and composition of the Board and its committees; monitoring a process to assess Board effectiveness; developing and implementing the Company’s corporate governance principles; and developing and implementing the Company’s Code of Conduct and Ethics.

The Nominating and Corporate Governance Committee shall have the authority to:

a.
Lead the search for individuals qualified to become members of the Board, and to select director nominees to be presented to the Board for its approval, and to stockholders for approval at the annual meeting of stockholders.  The Committee shall select individuals as director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the Company and its stockholders.  In addition, the Committee shall adopt procedures for the submission of recommendations by stockholders as it deems appropriate. The Committee shall conduct all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates.

b.	Review and monitor the Board’s compliance with applicable NASDAQ Stock Market listing standards for independence.

c.
Make recommendations to the Board regarding the size and composition of the Board and develop and recommend to the Board criteria (such as independence, experience relevant to the needs of the Company, leadership qualities, and stock ownership) for the selection of individuals to be considered for election or re-election to the Board.

d.	Review the Board’s committee structure and recommend to the Board for its approval directors (members and chairs) to serve on each committee.

e.
Develop corporate governance principles and a code of conduct and ethics, and recommend such guidelines and code to the Board for its approval.  The Committee shall review the guidelines on an annual basis, or more frequently if appropriate, and recommend changes as necessary.

f.	Review, as appropriate and in consultation with the Compensation Committee, director compensation, and benefits.

g.
Retain and determine any search firm to assist in identifying director candidates, and to retain outside counsel and any other advisors as the Committee may deem appropriate in fulfilling its responsibilities.  The Committee shall notify the Board prior to retaining any search firm, counsel or other advisors.  The Committee shall have sole authority to approve related fees and retention terms.

h.	Report to the full Board of Directors any actions taken for ratification by the Board as necessary.

The Nominating and Corporate Governance Committee Charter is published on www.fgb.net. It is expected that the Nominating Committee will use the same process to evaluate potential candidates recommended by stockholders as it uses to evaluate any other potential candidate.  Stockholders wishing to propose a nominee to the committee should send written notice to Mr. Marshall T. Reynolds at the following address:  P. O. Box 2009, Hammond, LA 70404. The notice should include:

➢	The name, age, business and residence addresses, and principal occupation and experience of each proposed nominee;
➢
All other information relating to the person whom the shareholder proposes to nominate that is required to be disclosed in solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a directors;

➢	The name and address of the shareholder giving the notice and the class and number of shares of stock of the Company which the shareholder is the record owner;

In evaluating director nominees, the Nominating and Corporate Governance Committee considers the following factors:

➢	The appropriate size of the Company’s Board of Directors;
➢	The needs of the Company with respect to the particular talents and experience of its directors;
➢	The knowledge, skills and experience of nominees, including experience in technology, business, finance, administration or public service;
➢	Experience with accounting rules and practices;
➢	Appreciation of the relationship of the Company’s business to the changing needs of society; and
➢	The desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating and Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating Committee also considers candidates with appropriate non-business backgrounds.

Other than the aforementioned, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in the best interest of the Company and its stockholders. The Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the Board of Directors.

The Nominating and Corporate Governance Committee will identify nominees by first evaluating the current members of the Board of Directors willing to serve an additional term. Current members of the Board who are willing to continue to serve as a member will be considered for re-nomination. If any member of the Board does not wish to continue to serve on the Board or if the Nominating Committee or the Board decides not to re-nominate a member for re-election, the Committee may identify a new nominee. Current Board members are polled for suggestions as to individuals meeting the criteria of the Nominating and Corporate Governance Committee. Research may also be performed to identify qualified individuals. Although the Company reserves the right, the Company has not engaged third parties to identify, evaluate, or assist in identifying potential nominees.

The Company’s By-Laws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at the Company’s Annual Meeting of Stockholders. Those provisions are discussed in more detail in this proxy statement below under the heading “2008 Annual Meeting”.

The Company has established a formal process by which stockholders may communicate with the Board of Directors. This process is published on www.fgb.net. Every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors and that appropriate responses are provided to stockholders in a timely manner.

You can contact our Directors by mail in care of the Recording Secretary to the Board of Directors, First Guaranty Bank, P. O. Box 2009, Hammond, LA 70401. Mail addressed to the “Board of Directors” will be forwarded or delivered to the Chairman of the Board.

At the direction of the Board of Directors, all mail received will be opened and screened for security purposes. The mail will then be logged in. All mail, other than trivial items, will be forwarded. Trivial items will be delivered to the Chairman of the Board of Directors at the next scheduled Board meeting.

The Bank’s Executive Committee fulfilled in 2007 the functions of the Company’s Nominating and Corporate Governance. The Executive Committee does not have a written charter.

The members of the Company’s Compensation Committee are Marshall T. Reynolds, Chairman, William K. Hood and Alton B. Lewis. The Committee was formed January 25, 2008. Members are independent directors within the meaning of Rule 4200 of The NASDAQ Stock Market expect Marshall T. Reynolds. The purpose of the Compensation Committee of the Company will be to fulfill its responsibilities relating to the compensation and benefits provided to the Company’s directors and executive management. The Bank’s Executive Committee fulfilled the functions of the Company’s Compensation Committee in 2007 and in that capacity recommends the compensation arrangements for senior management and directors and the adoption of compensation plans in which officers and directors are eligible to participate and the oversight of any such plans that are adopted by the Company.

During 2007, the Executive Committee reviewed and set annually the salaries and bonuses of the executive officers of the Company. In making salary and bonus decisions, the Executive Committee considers past and current performance of those executive officers, the Company’s performance and current market conditions.

The Compensation Committee has the authority to delegate to any person or persons it chooses, including the committee chairman or executive officers of the Company, the authority to review and set the compensation of the President, other executive officers or other employees. The Chairman of the Compensation Committee, alone, at his option, is also granted the authority to delegate to any person this same authority. The Company did not hire an outside consulting firm to determine or recommend the amount or forms of any compensation in 2007.

The members of the Bank’s Executive Committee are Marshall T. Reynolds, Chairman, William K. Hood, and Alton B. Lewis. The functions of the Bank’s Executive Committee include making recommendations to the Bank’s Board of Directors concerning special projects or policies and exercising the powers of the full Board of Directors, subject to certain limitations, when it is determined that the nature of a particular situation makes it impractical or impossible to convene the full Bank Board of Directors.

BOARD OF DIRECTORS INDEPENDENCE

The Board has determined that all members of the Board are “independent directors” within the meaning of Rule 4200 of The NASDAQ Stock Market except Marshall T. Reynolds. The definition of an independent director can be found on www.fgb.net.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

The firm of Castaing, Hussey & Lolan, LLC serves as the Company’s independent registered public accounting firm. The Company's consolidated financial statements for the years ended December 31, 2007 and 2006 were audited by the firm of Castaing, Hussey & Lolan, LLC. Representatives of Castaing, Hussey & Lolan, LLC are expected to be present at the Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Audit Committee anticipates that the accounting firm of Castaing, Hussey & Lolan, LLC will be appointed as independent auditors for the Company's financial statements for the year ending December 31, 2008.

Audit Fees

Castaing, Hussey & Lolan, LLC provided audit services to the Company consisting of the annual audit of the Company’s 2007 and 2006 consolidated financial statements contained in the Company’s Annual Reports on Form 10-K and review of the financial statements contained in the Company’s Quarterly Reports on Form 10-Q for 2007. Castaing, Hussey & Lolan, LLC did not provide any services related to the financial information systems design/implementation or internal audit outsourcing to the Company during 2007 or 2006.

	Fiscal Year	Percentage	Fiscal Year	Percentage
Fee Category	2007	of Total	2006	of Total
Audit Fees	108,600	64%	90,900	70%
Audit-Related Fees	12,600	7%	11,700	9%
Tax Fees	14,000	8%	14,800	11%
All Other Fees	35,000	21%	13,287	10%
Total Fees	170,200	100%	130,687	100%

Audit Fees. These are fees related to professional services rendered in connection with the audit of the Company’s annual financial statements filed on Form 10-K, reviews of the financial statements included in each of the Company’s Quarterly Reports filed on Form 10-Q and accounting consultations that relate to the audited financial statements which are necessary to comply with generally accepted auditing standards.

Audit-Related Fees. These fees consisted primarily of audits of employee benefit plans, specific internal control process reviews and consultations regarding accounting and financial reporting.

Tax Fees. These are fees billed for professional services related to tax compliance, tax advice and tax planning, including the preparation and filing of tax returns.

All Other Fees. These are fees for all other permissible services that do not meet the above category descriptions.

Policy on Audit and Examination Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Committee or the Chair of the Committee under authority delegated by the Committee, will pre-approve all services (audit and permissible non-audit services) performed by the external auditors and the associated costs and fees, in order to assure that the provision of such services does not impair the external auditors’ independence. Any services approved by the Committee Chair or a delegated committee member of the Committee will be brought to the full Committee for approval at the next scheduled Committee meeting.  Services which qualify under the de minimis exception to the Sarbanes-Oxley Act of 2002, shall be approved by the Committee or a delegated Committee Member prior to the completion of the audit.

REPORT OF THE AUDIT COMMITTEE

Although the Company’s Audit Committee did not meet in 2007, rather it relied on the Bank’s Audit and Examination Committee to fulfill its role, the Company’s Audit Committee, in fulfillment of the SEC’s requirement for disclosure in proxy materials relating to the functioning of Audit Committee, prepared the following report for inclusion in this Proxy Statement.

The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the Company’s accounting and financial reporting process and systems of internal controls.

•
Monitor the independence and performance of the Company’s external auditors, internal auditors and outsourced internal audit consultants (including, but not limited to Loan Review, Compliance, IT Audit, etc).

•	Facilitate communication among the external auditors, management, internal auditors, and the outsourced internal audit consultants.

•	Maintain oversight of the external auditors, including the appointment, compensation and, when considered necessary, the dismissal of the external auditors.

The Audit Committee is governed by a written charter. Each member of the Audit Committee is independent under the definition of “Independent Director” set forth in Rule 4200(a)(15) of The NASDAQ Stock Market except Marshall T. Reynolds.

The Audit Committee engaged the firm of Castaing, Hussey & Lolan, LLC, New Iberia, Louisiana as the Company’s independent outside auditors for the year 2007.

In performance of its obligations, the Audit Committee has reviewed and discussed the Company’s audited financial statements with management and its independent auditors, Castaing, Hussey & Lolan, LLC, and has discussed with its independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees.” In addition, the Audit Committee received from the auditors written disclosures and the letter regarding the auditors’ independence required by Independence Standards Board, Standard No. 1, “Independence Discussion with Audit Committees,” and discussed with the auditors their independence.

The Audit Committee received reports throughout the year on the Company’s internal controls for compliance with the requirements for Section 404 of the Sarbanes-Oxley Act of 2002 and the rules promulgated there under. The Audit Committee will continue to receive updates from the internal auditors and management on the process of the Company’s internal controls.

Based on the above-mentioned review and discussions, the Audit Committee approved the Company’s audited financial statements to be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

The Audit and Examination Committee:
William K. Hood, Chairman
Alton B. Lewis
Marshall T. Reynolds

DIRECTORS’ COMPENSATION

Annual Compensation

Directors of the Company are not paid director fees. Directors of the Bank who are not also full-time employees of the Bank received $500 for each regular or special Board meeting attended. Directors of the Bank who are not full-time employees of the Bank and are members of a Director’s Committee receive $125 for each committee meeting attended, expect for loan committee members who receive $225 per meeting attended. Advisory board members receive $500 per month. No other payments are made to the directors for benefits, perquisites or compensation of any other kind. The Board of Directors set the fees.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Disclosure and Analysis (“CD&A”) gives an overview and analysis of the Company’s compensation program and policies, the material compensation decisions made under those programs and policies, and the material factors that were considered in making those decisions. In this proxy statement, under the heading “Summary Compensation Table”, is specific information about the compensation earned or paid in 2007 to Michael R. Sharp, the President and Chief Executive Officer, Loy F. Weaver, Executive Vice President and Michele E. LoBianco, Chief Financial Officer,  Treasurer and Secretary referred to as our “named executive officers.”

Objectives of Executive Compensation Program

The objectives of the executive compensation program covering the named executive officers are as follows:

➢	Motivate and retain executives demonstrating superior performance and exceptional talent, which in turn creates long term value for our stockholders;
➢	Reward executives for financial performance; and
➢	Provide a competitive package relative to peer group banks.

Components of Executive Officer Compensation

Named executive officers receive a combination of base salary and annual cash bonus, in addition to other various benefits.  Base salaries are paid in order to provide executive officers with sufficient, regularly-paid income and to attract, recruit and retain executives with the knowledge, skills and abilities necessary to successfully execute their job duties and responsibilities. The performance of the Company’s executive officers in managing the Company, when considered in light of general economic and specific company, industry and competitive conditions, is the basis for determining their overall compensation.

The Executive Committee, fulfilling the duties of the Compensation Committee, determined all compensation for each named executive officer for 2007.  Compensation is paid based on the named executive officers’ individual and departmental performance, as well as the overall performance of the Company. In assessing the performance of the Company for the purpose of compensation decisions, numerous factors were considered, including earnings during the past year relative to budget plans, asset growth, business plans for the future direction of the Company, and safety and soundness of the Company. Salaries paid by other financial institutions in the Company’s geographic market area, with similar asset size, are also considered. An assessment of each individual executive’s performance is based on the executive’s responsibilities and a determination of the executive’s contribution to the performance of the Company and the accomplishment of the Company’s strategic goals.

Base Salary. Base salary is generally established by an individual’s performance, potential, responsibilities, promotions, other compensation and peer group compensation levels. In assessing performance for purposes of establishing base salaries, a mechanical formula is not used, but instead the factors described above are weighted as deemed appropriate in the circumstances.

The base salary for the Chief Executive Officer for 2007 was based on the factors above, including the current financial performance of the Company as measured by earnings, asset growth, and overall financial soundness.  Additional considerations were the CEO’s leadership in setting high standards for financial performance, motivating management, continued involvement in community affairs and the satisfaction with the management of the Company.

Bonuses.  Bonuses are discretionary and are generally granted to named executive officers based on the extent to which the Company achieves annual performance objectives as established by the Compensation Committee. Bonuses are determined by the Committee after an end of year assessment of the Company’s performance. The performance criteria used by the Committee to determine the bonuses are not established until the end of the year and are not necessarily communicated to the officers. Company performance objectives may include net income, return on average assets (“ROAA”) and return on average equity (“ROAE”) goals. ROAA measures management’s overall effectiveness at managing and investing the Company’s assets. ROAA is calculated by dividing net income by average total assets.  ROAE measures the net after-tax return provided to the Company’s shareholders. ROAE is calculated by dividing net income by average total equity.

Section 401(k) Profit Sharing Plan (“401(k) plan”). The Company’s executive officers and most other employees are eligible to participate in the 401(k) plan. The 401(k) rewards and motivates all employees, including the named executive officers and the Company’s annual matching contributions to the plan create an incentive for continued employment.

The 401(k) plan covers employees meeting certain eligibility requirements as to minimum age and years of service.  Employees may make voluntary contributions to the 401(k) plan through payroll deductions on a pre-tax basis. The Company’s contributions are subject to a vesting schedule requiring the completion of five years of service with the Company, before these benefits are fully vested. The vested portion of a participant’s account under the 401(k) plan, together with investment earnings thereon, is normally distributable, following retirement, death, disability or other termination of employment, in a single lump-sum payment.

All eligible employees, including executive officers, may contribute up to 20% of their gross salary to the plan each year subject to federal limits. The Company matches dollars up to the first six percent of the employee’s annual contribution. The maximum employee contribution for 2007 was $15,500 plus an additional $5,000 contribution for participants over 50 years of age.  These maximums are subject to additional limitations as stated in the Internal Revenue Code. The Bank’s match is tiered based on the Bank’s return on average assets. The Company’s stock is not offered as an investment option in the 401(k) plan.

Employee Stock Ownership Plan (“ESOP”). The ESOP aligns the interests of management with those of the Company’s stockholders and in turn contributes to long-term stockholder value by putting more stock into the hands of the employees. The ESOP is effective in motivating employees and provides important retirement benefits with attractive tax advantages upon retirement.  The ESOP covers employees meeting certain eligibility requirements as to minimum age and years of service. An employee must be a participant for three years from enrollment before he or she is 100% vested. Based on its earnings, the Company may make discretionary contributions to the ESOP. The vested portion of a participant’s account under the ESOP plan, together with investment earnings thereon, is normally distributable, following retirement, death, disability or other termination of employment, in a single lump-sum payment.

Stock Awards. The Company issued quarterly bonuses in the form of stock awards to certain employees, including executive officers. The stock awards do not have a vesting requirement or any other restrictions and are expensed as awarded based on the fair value of the stock. The Company acquires stock in the open market for the awards. These awards were issued based on employee performance, are discretionary and are not governed under a stock plan.

Perquisites and Other Benefits.  The Executive Committee, fulfilling the duties of the Compensation Committee, believes that offering certain perquisites helps in the operation of the business as well as assists the Company to recruit and retain key executives. The Company offers health, life and disability insurance, and in some cases, car allowance and country club memberships to our executive management. The latter payments foster the executive’s involvement in the community and contribute to the Company’s business development efforts. The Company also pays vacation and holidays.

Other. The Company did not offer or have outstanding any of the following in 2007: option awards, non-equity incentive plan compensation, pension plans and nonqualified deferred compensation.

Compensation Committee Report On Executive Compensation

The Executive Committee, fulfilling the functions of the Compensation Committee, has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review, recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission. The members of the Executive Committee are listed below:

Marshall T. Reynolds, Chairman	Collins Bonicard
Andrew Gasaway, Jr.	William K. Hood
Alton B. Lewis	Sam P. Scelfo, Jr.

Compensation of Executive Officers

The following table sets forth, on an accrual basis, the aggregate cash and non-cash compensation paid by the Company during the last two fiscal years to the Company’s Chief Executive Officer and the other Executive Officers  who received total compensation in excess of $100,000 during the fiscal years ended December 31, 2007 and 2006.

Summary Compensation Table*
				Stock	All Other
Name and Principal Position	Year	Salary	Bonus [1]	Awards [2]	Compensation [3]	Total

Michael R. Sharp	2007	143,754	12,784	2,663	13,806	170,344
President and	2006	135,000	12,592	-	11,481	159,074
Chief Executive Officer

Loy F. Weaver	2007	125,003	12,400	1,085	35,992	173,395
Executive Vice President	2006	125,000	12,400		35,178	172,579

Michele E. LoBianco	2007	113,003	12,170	2,663	10,796	135,969
Chief Financial Officer	2006	109,459	12,170		9,420	131,048
Treasurer and Secretary

* Includes service as executive officers of First Guaranty Bank, a wholly owned subsidiary of First Guaranty Bancshares, Inc.
(1) Includes distributions under the company-wide annual bonus which equaled one week’s base salary.
(2) Includes stock grants all of which are not subject to vesting or other restrictions when awarded.

 (3)  Includes excess group life insurance coverage, employer matching contributions to 401(k) savings plan, and ESOP contributions. Also includes split-dollar life insurance coverage, country club dues and car allowance for Mr. Weaver. Includes employer matching contributions to the 401(k) savings plan in the amounts of $4,619 and $4,428 for Mr. Sharp, $4,122 and $4,122 for Mr. Weaver and $3,755 and $3,649 for Mrs. LoBianco for the years ended 2007 and 2006, respectively. Also included are employer ESOP contributions in the amounts of $3,510 and $5,090 for Mr. Sharp, $3,400 and $5,242 for Mr. Weaver and $2,800 and $4,193 for Mrs. LoBianco for the years ended 2007 and 2006, respectively. The amounts shown for Mr. Weaver include a car allowance totaling $8,524 for each of the years ended 2007 and 2006. Also includes amounts for Mr. Weaver’s country club dues totaling $1,147 and $2,138 during each of the years ended 2007 and 2006. Also included are premiums paid for excess group life insurance coverage for Mr. Sharp in the amounts of $3,014 and $1,963, Mr. Weaver in the amounts of $5,335 and $2,773, Mrs. LoBianco in the amounts of $1,578 and $1,578 for the years ended 2007 and 2006, respectively. Also included for Mr. Weaver are premiums paid for split-dollar life insurance coverage in the amount of $12,380 for the years ended 2007 and 2006.

2007 Compensation Modifications

In 2007, the Compensation Committee approved a base salary of $145,000 for the President and Chief Executive Officer. There were no other compensation changes for any other executive officer.

Tax and Accounting Considerations

The Company evaluates the tax and accounting treatment of each of our compensation programs at the time of adoption and annually to ensure that we understand the financial impact of each program on the Company. Our analysis includes a review of recently adopted and pending changes in tax and accounting requirements.

Stock Ownership Requirements

The Company encourages directors and executive officers to purchase stock. The Company has not adopted formal stock ownership requirements for its directors or executive officers

Employment Contracts, Termination of Employment and Change in Control Arrangements

The Company had no termination of employment or change in control arrangements as of December 31, 2007.

In connection with the Homestead Bancorp, Inc. merger, First Guaranty Bank entered into an Employment Agreement, dated January 4, 2007, with Lawrence C. Caldwell, Jr., President and Chief Executive Officer of Homestead Bancorp, setting forth the terms of his employment with First Guaranty Bank following completion of the Merger.

Mr. Caldwell’s Employment Agreement provides for his employment as an officer of First Guaranty Bank for a period of one year following consummation of the Merger at an annual base salary of $110,000. Under the terms of the Employment Agreement, Mr. Caldwell will also be entitled to receive employee and dependent health and welfare benefits and other benefits provided to full-time employees of the bank and will be entitled to receive two continuous months of paid vacation. For a period of one year following the effective date of the Merger, Mr. Caldwell has agreed that he will not engage in certain competing business activities and will not solicit employees or customers of First Guaranty Bank as described more specifically in the Employment Agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Executive Committee, which fulfills the functions of the Company’s Compensation Committee, are Marshall T. Reynolds, Chairman, Andrew Gasaway, Jr., Alton B. Lewis, Collins Bonicard, William K. Hood and Sam P. Scelfo, Jr. No member is or was an officer or employee of the Company.

During the year ended 2007, the Company paid approximately $715,000 for printing services and supplies and office furniture and equipment to Champion Graphic Communications (or subsidiary companies of Champion Industries, Inc.), of which Mr. Marshall T. Reynolds, the Chairman of the Company’s Board of Directors, is President, Chief Executive Officer, Chairman of the Board of Directors and holder of 41.5% of the capital stock; approximately $1.1 million to participate in the Champion Industries, Inc. employee medical benefit plan; and approximately $245,000 to Sabre Transportation, Inc. for travel expenses of the Chairman and other directors. These expenses include, but are not limited to, the utilization of an aircraft, fuel, air crew, ramp fees and other expenses attendant to the Company’s use. The Harrah and Reynolds Corporation, of which Mr. Reynolds is President and Chief Executive Officer and sole shareholder, has a 99% ownership interest in Sabre Transportation, Inc.

During the year ended 2007, the Company engaged the services of Cashe, Lewis, Coudrain and Sandage, attorneys-at-law, of which Mr. Alton Lewis, a director of the Company, is a partner, to represent the Company with certain legal matters. Mr. Lewis has a 25% ownership interest in the law firm. The fees paid for these legal services totaled $178,000.

TRANSACTIONS WITH RELATED PARTIES

The Company is engaged, and expects to engage in the future, in banking transactions in the ordinary course of business with directors, officers, principal stockholders and their associates and/or immediate family members, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with persons not related to the Company and that do not involve more than the normal risk of collectibility or present other unfavorable features. The Company has no formal policy for the review and approval of related party transactions.

At March 31, 2008, the aggregate amount of extensions of credit to directors, executive officers, principal stockholders and their associates, as a group was $8.1 million or approximately 12.0% of total equity.

During the year ended 2007, the Company paid approximately $715,000 for printing services and supplies and office furniture and equipment to Champion Graphic Communications (or subsidiary companies of Champion Industries, Inc.), of which Mr. Marshall T. Reynolds, the Chairman of the Company’s Board of Directors, is President, Chief Executive Officer, Chairman of the Board of Directors and holder of 41.5% of the capital stock; approximately $1.1 million to participate in the Champion Industries, Inc. employee medical benefit plan; and approximately $245,000 to Sabre Transportation, Inc. for travel expenses of the Chairman and other directors. These expenses include, but are not limited to, the utilization of an aircraft, fuel, air crew, ramp fees and other expenses attendant to the Company’s use. The Harrah and Reynolds Corporation, of which Mr. Reynolds is President and Chief Executive Officer and sole shareholder, has a 99% ownership interest in Sabre Transportation, Inc.

During the year ended 2007, the Company engaged the services of Cashe, Lewis, Coudrain and Sandage, attorneys-at-law, of which Mr. Alton Lewis, a director of the Company, is a partner, to represent the Company with certain legal matters. Mr. Lewis has a 25% ownership interest in the law firm. The fees paid for these legal services totaled $178,000.

The Company believes that the terms of its related party transactions are no less favorable to the Company than could be obtained with an independent third party.

STOCKHOLDER PROPOSALS

2009 Annual Meeting

The deadline for submission of stockholder proposals to be considered for inclusion in the proxy materials relating to the 2009 Annual Meeting is December 29, 2008.

Stockholder proposals to be presented at the 2009 Meeting, but not included in the proxy materials for that Meeting, must be submitted not less than 30 or more than 90 days before the date of the Meeting (or within 10 days of the date of notice or prior public disclosure of the date of the Meeting, if such notice or disclosure is given or made less than 40 days before the date of the Meeting). Under the Company’s By-Laws, a stockholder must furnish certain specified information in writing about the matters proposed to be brought before the Meeting and about the stockholder submitting the proposal and must be addressed to the Secretary of the Bank at P. O. Box 2009, Hammond, Louisiana, 70404.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented at the Meeting other than those mentioned above. However, if any other matters are properly brought before the Meeting, or any adjournment of postponement thereof, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment pursuant to discretionary authority granted in the proxy.

Code of Ethics

The Company has adopted a Code of Ethics that applies to all employees as well as all members of the Board of Directors. The Company also has adopted a Code of Ethics related to financial reporting that applies to senior financial officers. Both Codes of Ethics are available at www.fgb.net.

Form 10-K

Upon written request by any stockholder who makes a good faith representation that he or she is a stockholder of the Company as of April 4, 2008 and entitled to vote at the Meeting, the Company will provide a copy of the 2007 Annual Report on Form 10-K filed with the Securities and Exchange Commission, including statements, schedules, and exhibits thereto. Such requests should be addressed to Michele E. LoBianco, Chief Financial Officer, Treasurer and Secretary, First Guaranty Bancshares, Inc. P.O. Box 2009, Hammond, Louisiana 70404-2009.

By Order of the Board of Directors

                                                                                                /s/Michele E. LoBianco
                                                                                                Michele E. LoBianco
Secretary

Hammond, Louisiana
April 25, 2008